                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12b-25

                                                Commission File Number 000-17288

                           NOTIFICATION OF LATE FILING

(Check  [ ] Form 10-K   [ ] Form 11-K   [ ] Form 20-F   [X] Form 10-Q
One):   [ ] Form N-SAR

For Period Ended:                March 31, 2007
                 ---------------------------------------------------------------

[ ] Transition Report on Form 10-K       [ ] Transition Report on Form 10-Q
[ ] Transition Report on Form 20-F       [ ] Transition Report on Form N-SAR
[ ] Transition Report on Form 11-K

For the Transition Period Ended:
                                ------------------------------------------------

      READ ATTACHED  INSTRUCTION  SHEET BEFORE  PREPARING FORM.  PLEASE PRINT OR
TYPE.

      Nothing in this form shall be construed to imply that the  Commission  has verified any information contained herein.

      If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:___________________
      __________________________________________________________________________

                                     PART I
                             REGISTRANT INFORMATION

Full name of registrant       SECURE ALLIANCE HOLDINGS CORPORATION
                       ---------------------------------------------------------

Former name if applicable     TIDEL TECHNOLOGIES, INC.
                         -------------------------------------------------------

                              2900 WILCREST DRIVE, SUITE 105
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Address of principal executive office (STREET AND NUMBER)

City, state and zip code      HOUSTON, TEXAS 77042
                        --------------------------------------------------------

                                     PART II
                             RULE 12B-25(B) AND (C)

      If the subject  report could not be filed without  unreasonable  effort or expense  and  the  registrant  seeks  relief  pursuant  to Rule  12b-25(b),  the following should be completed. (Check appropriate box.)

[X]   (a) The reasons  described in  reasonable  detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]   (b) The subject annual report,  semi-annual  report,  transition report on
      Form 10-K,  20-F,  11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the  prescribed due date; or the subject  quarterly  report or  transition  report on Form 10-Q, or portion thereof will be filed on or before the fifth  calendar day  following  the prescribed due date; and

[ ]   (c) The accountant's statement or other exhibit required by Rule 12b-25(c)
      has been attached if applicable.

                                    PART III
                                    NARRATIVE

      State below in reasonable  detail the reasons why Form 10-K,  11-K,  20-F,
10-Q,  N-SAR, or the transition  report or portion  thereof,  could not be filed within the prescribed time period. (Attach extra sheets if needed.)

        DUE TO DIFFICULTY IN GATHERING CERTAIN  INFORMATION,  THE REGISTRANT WAS
UNABLE TO FILE ITS QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED MARCH 31,
2007 WITHOUT UNREASONABLE EFFORT OR EXPENSE.

      THE REGISTRANT  CURRENTLY  EXPECTS THAT ITS QUARTERLY  REPORT ON FORM 10-Q
FOR THE QUARTER  ENDED MARCH 31, 2007 WILL BE FILED  WITHIN FIVE  CALENDAR  DAYS
FOLLOWING THE PRESCRIBED DUE DATE.

                                     PART IV
                                OTHER INFORMATION

      (1) Name and  telephone  number  of person  to  contact  in regard to this notification

         JERRELL G. CLAY                (713)                  783-8200
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                (Name)                (Area Code)          (Telephone number)

      (2) Have all other periodic  reports required under Section 13 or 15(d) of the Securities  Exchange Act of 1934 or Section 30 of the Investment Company Act
of 1940  during the  preceding  12 months or for such  shorter  period  that the registrant was required to file such report(s) been filed?  If the answer is no, identify report(s).
                                                                [X] Yes  [ ] No

      (3) Is it anticipated that any significant change in results of operations from the corresponding  period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                [X] Yes  [ ] No

      If so: attach an explanation of the anticipated  change,  both narratively and  quantitatively,  and, if  appropriate,  state the reasons why a  reasonable estimate of the results cannot be made.

      AS DISCLOSED IN THE  REGISTRANT'S  ANNUAL REPORT ON FORM 10-K FOR THE YEAR
ENDED SEPTEMBER 30, 2006, THE REGISTRANT COMPLETED THE SALE OF ITS CASH SECURITY
BUSINESS ON OCTOBER 2, 2006.  FOLLOWING SUCH SALE THE REGISTRANT  BECAME A SHELL
PUBLIC COMPANY.

                            SECURE ALLIANCE HOLDINGS CORPORATION
--------------------------------------------------------------------------------
                        (Name of Registrant as Specified in Charter)

Has  caused  this  notification  to be signed on its  behalf by the  undersigned hereunto duly authorized.

Date May 15, 2007                   /S/ Jerrell G. Clay
     -------------                  ---------------------
                                    Jerrell G. Clay
                                    Chief Executive Officer

      INSTRUCTION.  The  form  may be  signed  by an  executive  officer  of the registrant or by any other duly  authorized  representative.  The name and title of the person signing the form shall be typed or printed beneath the signature.  If the  statement is signed on behalf of the  registrant by an authorized  representative (other than an executive officer),  evidence of the  representative's  authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION

      Intentional misstatements or omissions of fact constitute Federal criminal violations. (See 18 U.S.C. 1001).